Exhibit 2.1

                         STOCK PURCHASE AGREEMENT

This Agreement is entered into this 19th day of June, 2001 by and between Tidalwave Holdings Inc. hereinafter known as "Tidalwave" and/or "Buyer"; and

Roland Cugno, hereinafter "Cugno" as President and authorized agent for the shareholders of Nationwide Foundation of Lenders, Inc., hereinafter "NFL" hereinafter "Company and/or "NFL"; and

National Federation of Lenders, a Florida corporation hereinafter referred to as "NFL".

For good and valuable consideration, as outlined herein, the above parties enter into this Agreement under the laws of the State of Florida and subject to the following terms and conditions:

WHEREAS Tidalwave is a publicly traded company (Symbol:"TDWV") that owns and operates First American Mortgage Securities, Inc. of Clearwater, Florida, and NFL is a company set up by Cugno to establish retail branch offices throughout the United States on behalf of other mortgage and banking companies, that currently has "Preliminary Branch Applications" for 105 retail branch offices, and preliminary employment resumes for 105 branch managers, and Tidalwave having seen evidence of the success realized by Cugno in setting up said offices and hiring said branch managers and other key employees, Tidalwave, NFL and Cugno have determined that it is mutually beneficial for Tidalwave to purchase NFL and to authorize NFL to accept the 105 Preliminary Branch Applications, subject to completing due diligence on the 105 potential branch manager employment applications and accordingly authorize opening said 105 retail branch mortgage origination offices as the retail division of First American Mortgage Securities, Inc., and to further enter into an Agreement with Cugno to manage said retail mortgage origination offices under the terms of this agreement.

WHEREAS Tidalwave desires to purchase 100% of the issued and outstanding shares of NFL, and Cugno, representing the shareholders of NFL desires to sell 100% of the issued and outstanding shares of NFL, with said acquisition to include the 105 preliminary retail branch applications and employment of the 105 retail branch managers under the following terms and conditions:

PURCHASE PRICE TO BE PAID

Tidalwave hereby agrees to purchase 100% of the issued and outstanding shares of NFL, and Cugno on behalf of the shareholders of NFL agrees to sell 100% of the issued and outstanding shares of NFL for total consideration of up to $2,100,000.00 (Two Million - One Hundred Thousand Dollars), subject to the terms outlined in this Agreement, and subject to a binding management Agreement between the branch managers and NFL, as a subsidiary of Tidalwave Holdings Inc..


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The Purchase Price shall be based on a price of $20,000.00 per branch office for the 105 offices, with said payment subject to the "Payment Structure" and "Earn Out" described in this Agreement.

NAME OF OPERATING ENTITY

It is agreed upon completion of the acquisition of NFL a business name (dba) "First American Residential Mortgage" ("FARM"), will be filed/registered with the State of Florida by NFL and First American Mortgage Securities, Inc..

Support services to the branch offices will be provided by NFL and the branch offices will be "members" of "NFL", which will be operated "For Profit" in a manner similar to an "Association", providing benefits and services to the retail branch office network of FARM/FAMS.

PAYMENT STRUCTURE

It is agreed that the potential $2,100,000.00 purchase price shall be paid as follows:

PREFERRED STOCK: Tidalwave will issue NFL shareholders $2,100,000 in Class R Preferred Stock; a new class of Preferred stock shall have a par value of $5 per share. The Preferred shares will be eligible for "Dividends", at a rate of 3% annually, and include a "PIK" provision that will allow Tidalwave to pay the 3% dividend in Tidalwave shares, or in cash, at Tidalwaves option. Issuance of these shares will take place once the corporate charter has been modified to allow for said issuance. In addition the issuance of these shares are subject to the following "earn out"

"Earn out" of Preferred Stock would be at a rate of $20,000.00 per branch office that has been established and earning income for a period of 12 months. Dividends on the Preferred stock will be paid each quarter on stock that has reached the "earn out" level.

COMMON STOCK: Tidalwave will issue Cugno (and/or assigns) 20,000 shares of Tidalwave Class A Common stock for each of the 105 branch offices opened per this agreement, a total of 2,100,000 shares.

"Earn out" of Common Stock would be at a rate of 20,000 shares per branch office that has been established and earning income for a period of 12 months.

It is agreed that the common stock to be issued per this agreement shall be issued subject to the following terms and conditions:

1.	The "Earn Out" provision as described herein shall govern the stock being "vested".

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2.	Upon execution of this Agreement, and as soon as shares can be issued by the transfer agent, 600,000 shares shall be issued per the directions of "Cugno".
3.	Each Quarter, beginning the first full quarter following the execution of this Agreement, an additional 250,000 shares shall be issued, for 6 consecutive quarters, to be issued with the issuance of the firms 10Q (Quarterly SEC Report).
4.	Transfer of the shares shall be restricted to the "Earn Out"
        described herein, Rule 144 of the Securities Act of 1934, and an Agreement that Cugno will not transfer or sale, except to another officer of Tidalwave, more then 25% of Tidalwave shares
        held, in any fiscal quarter.   It is agreed that restricting the
        transfer to 25% of Tidalwave shares in a fiscal quarter can be waived by the Board of Directors, if it can be shown that transfer of said shares will not effect the price of Tidalwave shares in a negative manner.

ADDITIONAL COMPENSATION -STOCK OPTIONS: Tidalwave will grant the current NFL shareholders the option to purchase up to 2,000,000 shares of Class A Common stock at 33% of the closing "Ask" price, as quoted by the Tidalwave market maker whom is quoting the lowest "Ask" price, the day following execution of the final agreement for the transaction described in this "Letter of Intent". Any shares of this option that are not exercised roll over and reprice based on the best "Ask" prices on the first trading day of each month, for a period of 24 months. It is agreed that advice of counsel will be required to finalize structure of the stock options, to insure that the company is in compliance with all securities laws. However the stock options must in fact be issued.


Tidalwave will grant the current NFL shareholders the option to purchase up to 2,000,000 shares of Class A Common stock at 50% of the closing "Ask" price, as quoted by the Tidalwave market maker whom is quoting the lowest "Ask" price, the day following execution of the final agreement for the transaction described in this "Letter of Intent". Any shares of this option that are not exercised roll over and reprice based on the best "Ask" prices on the first trading day of each month, for a period of 24 months. It is agreed that advice of counsel will be required to finalize structure of the stock options, to insure that the company is in compliance with all securities laws. However the stock options must in fact be issued.

Tidalwave will further grant the current NFL shareholders the option to purchase up to 2,000,000 shares of Class A Common stock at 75% of the closing "Ask" price, as quoted by the Tidalwave market maker whom is quoting the lowest "Ask" price, the day following execution of the final agreement for the transaction described in this "Letter of Intent". Any shares of this option that are not exercised roll over and reprice based on the best "Ask" prices on the first trading day of each month, for a period of 24 months. It is agreed that advice of counsel will be required to finalize structure of the stock options, to insure that the company is in compliance with all securities laws. However the stock options must in fact be issued.


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AGREEMENT TO AMEND

It is agreed by and between the parties to this Agreement that the parties hereto are entering into this Agreement with the desire to complete a Tax Free Exchange of shares, wherein Tidalwave shares are swapped for shares of "NFL", with complete control of "NFL" being transferred to Tidalwave upon completion of this transaction. Tidalwave further agrees to execute any documentation necessary to insure that the deal described herein meets the requirements of a "Tax Free Exchange" providing the execution of said documentation do not adversely effect the interests if Tidal wave's shareholders.

It is agreed that each party bears responsibility to obtain legal and accounting advice to represent and explain its interests relating to this Agreement and the transaction described herein. No representations or warranties are made or implied by either party regarding the tax ramifications that may or may not apply per this Agreement.


RETAIL ADMINISTRATION & MANAGEMENT

It is agreed that the "Management Agreement" executed by Tidalwave and the officers of NFL, attached hereto as Exhibit A, shall be deemed part of this Agreement. It is further agreed that revenue shall be divided as outlined herein between Tidalwave/FAMS and NFL. Upon finalizing this transaction with the execution of this Agreement and Exhibits attached, it is agreed that the officers of NFL will operate NFL as a Net Division", and after the revenues are divided between Tidalwave/FAMS and NFL as outlined herein, the officers of NFL will be permitted to retain profits above and beyond the overhead for operating NFL.

It is agreed that the officers of NFL shall manage the operations of NFL and shall not be removed without "cause" or mutual agreement.
For purposes of this Agreement "Cause" shall be defined as performance or lack of performance or action that could have a substantial negative impact on the companies operations and profitability.


NFL / RETAIL ADMINISTRATION REVENUE SOURCES

1.	50% of revenue generated from operations.  Revenue will be
        $1500 per month retail branch fee.

2.	50% of wholesale mortgage revenues.  Wholesale mortgage revenues shall be arrived at, as agreed between Tidalwave/FAMS and NFL, but will include deducting all "loan specific" hard costs associated with doing each loan. Items that shall be deducted from gross revenues to determine Net revenue include but are not limited to the following loan specific hard costs: Flood Cert fees, warehouse fees, delivery fees, Tax service fees, appraisal fees, quality control fees, $100 servicing set up fee for

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        conforming current coupon loans, 1% Securitization fee for MBS pools to Loan Servicing Center, loan level add on (example: non owner 90% LTV = 2.5 point delivery fee to FNMA), and credit report fees.


TIDALWAVE/FAMS CORPORATE REVENUE SOURCES

Corporate will retain the additional 50% of revenues from operations after the above fees have been deducted form revenues generated by the NFL/FARM operation.


MANAGEMENT AGREEMENT & PROFITS TO BE RETAINED

Under the terms of this Agreement the current officers of NFL will operate the Retail Division, and retain profits generated by the Retail Division (NFL/FARM), which shall be defined as revenues remaining from the Retail Divisions 50% of revenues minus the Retail Divisions overhead.


OPERATING ENTITY - IMMEDIATE LAUNCH OF BUSINESS

Upon execution of the closing documents for this transaction it is agreed that NFL will file the necessary fictious business statements and begin operating under the license of First American Mortgage Securities, Inc., and/or First American Residential Mortgage, "FARM".


It is agreed that the NFL / FARM Retail Division will operate under the management of a five person Executive Committee, which shall includes Cugno, 1 assignee of Cugno, Larry Carey, L. Edward Bache, Sr., 1 assignee of Bache.

It is further agreed that FARM shall have use the licenses approvals and warehouse lines of FAMS in order to immediately get the business up and running, and will file DBA's in each state that will allow FAMS to operate as FARM so that their will be no name change once everything is finalized for FARM.


COMPENSATION FOR OFFICES ABOVE 105

Upon establishing the initial 105 retail branch offices the agreement that we execute can be set to renew for an additional 100 offices, with new additional stock issued.


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FARM CAPITALIZATION

NFL  (FARM) shall be recapitalized by Tidalwave and NFL as follows:

1.	Tidalwave will contribute $300,000 in Class A Common stock -
        Stock swap.
2.	Tidalwave will contribute $1,000,000 in Class R Preferred Shares
        - stock swap.
3.	Tidalwave will purchase a web site for the use of NFL/FARM
        wholesale division, to be built to the specifications of the Executive Committee, and shall pay for said site by the issuance of $750,000 in Tidalwave stock.
4.	Roland Cugno will contribute (Capital Contribution) the $75,000 in office furniture, fixtures and computers currently on site at the new FARM office.
5.	Tidalwave will provide an additional state of the art web site that will provide fully automated services to the FARM branch network. The system and software will be built by IMXT and intelcoT and licensed by Tidalwave. The cost to develop the software being licensed, per IMX, was $71 Million. The site will provide automated pre-qualifying of buyers, loan locks and pipeline tracking, access to Fannie Mae's Desktop Originator and Desktop Underwriter, Indy Mac's e-mits, FAMS's EZ Score Automated Underwriter and Novastars automated system. Tidalwave will absorb the costs associated with developing and launching the web site in exchange for FARM Preferred stock in the amount of $1,500,000.00.

6. Tidalwave/FAMS will supply all required warehouse lines of credit and any haircut funds required above fees charged at close by the company. Example - $100,000 loan, 2% haircut, junk fees charged by NFL/FARM of $900, Tidalwave will provide $1100 at closing.


SERVICES PROVIDED BY TIDALWAVE TO ASSIST FARM GROWTH

Tidalwave will provide the following services to assist FARM's growth and marketability:

1.	Tidalwave will provide the Internet Portal, to be used
        exclusively for our retail branch network, which will be built by IMXT and intelcoT and which will provide a firm bid for any loan submitted by the branch, immediately. The broker will have the ability to export data directly from "Point", "Contour" or other major LOS systems into our web based underwriting and trading system, wherein they will receive a firm bid for any loan submitted, and have the ability to lock the loan in real time. Our offices will have full access to Fannie Mae's DO/DU to underwrite their conforming and government (FHA/VA/Farmers) loans, and our proprietary system for sub prime and jumbo loans.
2.	Tidalwave will provide an area on the web site where branch
        offices can get live quotes, guidelines and operation manuals for all FARM programs, plus live bond market and MBS market quotes and news.
3.	Management Employee Stock Ownership Program "MESOP" - Tidalwave
        will establish an account at Morgan, Stanley, Dean Witter or comparable firm or commercial bank, for each branch manager, and match the $150 per month employee contribution with $350 from

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        Tidalwave, allowing each branch to build a $500 per month stock position for $150 per month. The $150 will be used to purchase free trading shares in the open market, as a support measure to maintain a fluid trading market for the companies stock.
4.	Branch Stock Options - Each branch manager that signs will receive an option to purchase up to 100,000 shares of Tidalwave Class A Common stock for 50% of the "Ask" price, as a signing bonus. The option can be good for 6, 12, 24 or 36 months. We can customize this to fit what you think will help you sign additional branch offices.
5.	Loan Originator Stock Options - We will work to establish a stock option program for the branch offices to utilize to sign up loan officers.
6.	Employee Stock Ownership Program - Tidalwave will be working to finalize an ESOP that will be for all Tidalwave employees and that will match employee contributions at the maximum rate allowed by law. All Tidalwave employees will be eligible for this. The ESOP will be utilized to invest in Tidalwave shares exclusively.
7.	SRP - Tidalwave will set up a program that compensates the branch offices with stock for servicing rights to loans purchased by Tidalwave from the branch offices. The rate will be competitive with other wholesale conduits.


NOTICE & DISCLOSURES

This Agreement may contain forward-looking statements, assumptions and/or estimates that may or may not be realized by the company or
its subsidiaries.   The reader is advised to consult counsel before
accepting or counter offering this Agreement.

Furthermore, this Agreement may contain information that is highly confidential and information that is not available to the general
public.   The reader is advised not to trade in the securities of the company utilizing this "inside" information, or divulges the information or transaction described herein. Trading in securities utilizing information that is not available to the public is a crime.

Tidalwave Holdings Inc. is an emerging growth public company that trades over the counter on The Bulletin Board under the symbol "TDWV". An investment in Tidalwave securities should be made only after careful consideration of all of the facts and information filed with the United States Securities Exchange Commission under the Securities Act of 1934, and after performing complete due diligence of the companies operations. The Investment Mortgage Banking industry is a highly competitive market with many companies that are capitalized better then Tidalwave Holdings Inc., and accordingly there can be no assurance that Tidalwave can meet or exceed the goals set by the firm. An investment in the firm's securities should be made only by qualified individuals or institutions that have experience in making investments in emerging growth companies.


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Merging with an emerging growth public company has many risks, and no assurances are made or implied that the company can realize its business plan or that the business model that the company utilizes will meet or exceed the company's goals for profitability. The parties to this Agreement are advised to consult professional legal and accounting advice before executing this Agreement.


Stock and Stock Options in an emerging Growth Public Company has risks and should only be accepted as compensation by an individual with experience and expertise in dealing with and analyzing such companies and situations. There is no assurance that stock or options received will ever realize the value planned or anticipated, and acceptance of shares in an emerging growth company should only be done with the knowledge that a complete loss of value is possible.


The shares of Tidalwave Holdings Inc. may have a limited or no market acceptance when a shareholder seeks to sell shares.
The Preferred shares of the company do not currently have a market and do not trade. No assurance can be made or given that the shares will trade, and if they do trade no assurance can be given that liquidity will develop for said shares.

Tidalwave Holdings Inc. is a fully reporting company under the Securities Act of 1934 and potential investors or shareholders are advised to review all of the filings available and to perform complete due diligence on the company. Tidalwave and FAMS have entered into various joint ventures and strategic alliances that may or may not prove to be beneficial to the companies future, and are subject to other companies performing per said agreements, there is no assurance that said parties have the ability to perform as they have represented, and accordingly the future performance of the company may be effected by said lack of performance.


The parties to this Agreement hereby agree to the terms and conditions as set forth herein and to any Exhibits attached hereto and included by reference.


This Agreement is executed this 19th day of June 2001.


/s/ L. Edward Bache, Sr.                 /s/ Roland Cugno
-------------------------                ------------------------------------
L. Edward Bache, Sr.                     Roland Cugno
Managing Director                        President
Tidalwave Holdings Inc.                  National Federation of Lenders, Inc.




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/s/Leon Kline                            /s/ Roland Cugno
------------------------                 ------------------------------------
Leon Kline                               Roland Cugno, an Individual
President                                Representing Majority Shareholders
Tidalwave Holdings Inc.


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